MODIFICATION AGREEMENT
FOR
PRODUCTION SHARING CONTACT
FOR
THE EXPLOITATION OF COALBED METHANE RESOURCES
FOR THE SHOUYANG AREA
IN SHANXI PROVINCE, QINSHUI BASIN,
THE PEOPLE'S REPUBLIC OF CHINA

THIS MODIFICATION AGREEMENT ("Modification Agreement") is made and entered into on this the 27th day of July, 2009 (the "Effective Date"), by and between China United Coalbed Methane Corporation Ltd. ("CUCBM"), a company organized and existing under the laws of the People's Republic of China, having its headquarters domiciled in Beijing, the People's Republic of China; and Far East Energy (Bermuda), Ltd., a company organized and existing under the laws of Bermuda, having its headquarters domiciled in Houston, Texas, USA ("FEEB").  The companies named above, and their respective successors and assignees (if any), may sometimes individually be referred to as "Party" and collectively as the "Parties".  All capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Contract (defined below).

WITNESSETH:

WHEREAS, CUCBM and Phillips China Inc, predecessor in interest to ConocoPhillips China Inc. ("CPCI"), entered into that certain Production Sharing Contract for the Exploitation of Coalbed Methane Resources for the Shouyang Area in Shanxi Province, Qinshui Basin, the People's Republic of China, dated April 16, 2002 (the "Contract").  The Contract was approved by the Ministry of Foreign Trade and Economic Cooperation, predecessor to the Ministry of Commerce of the People's Republic of China (the "Ministry"), on June 28, 2002;

WHEREAS, with the consent and approval of CUCBM and the Ministry of Commerce of the People's Republic of China, dated March 22, 2004, CPCI assigned to Far East Energy Corporation ("FEEC") a net, undivided seventy percent (70%) Participating Interest in and under the Contract and all rights of operatorship thereunder pursuant to that certain Assignment Agreement dated June 17, 2003 by and between FEEC and CPCI;

WHEREAS, with the consent and approval of CUCBM and the Ministry of Commerce of the People's Republic of China, dated April 30, 2006, FEEC assigned to Far East Energy (Bermuda),Ltd ("FEEB"), FEEC's wholly-owned subsidiary, one hundred percent (100%) of its Participating Interest in, to and under the Contract and all of it its rights of operatorship thereunder pursuant to that certain Amendment Agreement dated June 27, 2005, by and between FEEC and FEEB;

WHEREAS, CPCI and FEEB entered into that certain Shouyang Farmout Agreement, dated June 17, 2003 (the "Farmout Agreement"), pursuant to which FEEB obtained the right to acquire CPCI's retained net, undivided thirty percent (30%) participating interest in, to and under the Contract ("CPCI Interest").  In connection with the Farmout Agreement, FEEB and CPCI executed that certain Assignment Agreement dated January 31, 2007 (the "FEEB/CPCI Assignment Agreement"), whereby CPCI assigned the CPCI Interest to FEEB;

WHEREAS, on January 31, 2007, CUCBM approved the FEEB/CPCI Assignment Agreement ;

WHEREAS, on June 26, 2007, CUCBM and the Ministry of Commerce of the People's Republic of China provided their consent and approval to amend the Contract to provide for an extension of the exploration period from July 1, 2007, to June 30, 2009 as provided in Article 4.2 of the Contract, and to provide for additional modifications.  The terms of the approved amendments to the Contract were set forth in that certain Modification Agreement dated April 24, 2007, by and between CUCBM and FEEB (the "The Third Amendment");

WHEREAS, the exploration period of the Contract, as provided in Article 4.2 of the Contract and as modified in the Third Amendment, expires on June 30, 2009; however CUCBM and FEEB desire that the exploration period of the Contract be extended from July 1, 2009 to June 30, 2011.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to modify the Contract as follows:

1.	In the Table of Contents of the Contract, the title of Article 23 "Environmental Protection and Safety" shall be modified to read "Safety, Health and Environmental Protection."

2.	In Article 1.2 of the Contract, as modified by this Modification Agreement, the phrase "including water or any other product of the production" shall be deleted.

3.
In Article 1.14 of the Contract, as modified by this Modification Agreement, the phrase "the date of commencement and delivery of the production of CBM from any CBM Field proposed and announced…" shall be modified to read "the date of commencement of the production of CBM from any CBM Field proposed and announced…"

4.	In Article 1.23 of the Contract, as modified by this Modification Agreement the phrase "…by the Department or Unit…" shall be modified to read "…by the Department designated by the State Council…"

5.
Article 1.37(c) of the Contract, which states "(c) any other entity whose aforesaid voting rights are held by an entity mentioned in (b) above in an amount of fifty percent (50%)" shall be deleted in its entirety.

6.	In Article 1.37(b) of the Contract, the "or" at the end of the sentence shall be deleted and the ";" shall be deleted and replaced with "."

7.
In Article 1.39 of the Contract, as modified by this Modification Agreement the phrase "…by the Department or Unit…" and "authorized by" shall be modified to read "…by the Department designated by the State Council…" and "designated by".

8.
In Article 1.40 of the Contract, as modified by this Modification Agreement the phrase "…the Ministry of Foreign Trade and Economic Co-operation of the People's Republic of China" shall be modified to read "…the Ministry of Commerce of the People's Republic of China".

9.
In Article 4.2 of the Contract, as modified by this Modification Agreement the phrase "The exploration period, beginning on the Date of Commencement of the Implementation of the Contract, shall be divided into three (3) phases and shall consist of seven (7) consecutive Contract Years…" shall be deleted and amended to read "The exploration period, beginning on the Date of Commencement of the Implementation of the Contract, shall be divided into three (3) phases and shall consist of night (9) consecutive Contract Years …" .

10.
In Article 4.2 of the Contract, as modified by this Modification Agreement the phrase "the third phase of four (4) Contract Years (the fourth Contract Year through the seventh Contract Year)" shall be modified to read "the third phase of six (6) Contract Years (the fourth Contract Year through the ninth Contract Year)".

11.
Article 4.3 shall be modified by this Modification Agreement to read "Upon occurrence of any of the following circumstances, the exploration period described in Article 4.2 herein shall be extended: (i) the time remaining in the applicable exploration period is insufficient to complete the Pilot Development work on a CBM discovery, which work is being performed in accordance with a Pilot Development Work Program approved by JMC as stated in Article 11 hereof; (ii) there is no transportation or market access or consuming facilities; and/or (iii) the Parties have not completed long-term transportation and sales agreements in respect of CBM, CBM Products or Liquid Hydrocarbons.  The period of extension, as submitted through CUCBM, shall be approved by the Ministry of Commerce of the People's Republic of China and shall be for a reasonable period of time required to complete all of the aforementioned work and to enable:  a) JMC to make a decision on commerciality of said CBM discovery; b) Operator to submit an acceptable Overall Development Program to the Department designated by the State Council; and, c) the Department designated by the State Council to make a final decision on such Overall Development Program.  Notwithstanding the foregoing, the period of extension shall be no more than two (2) years, unless otherwise agreed by the Department designated by the State Council."

12.
In Article 4.5 of the Contract, as modified by this Modification Agreement the phrase "…be properly extended with the approval of the Department or Unit" shall be modified to read "…be properly extended with the approval of the Department designated by the State Council."

13.
In Article 4.6.1 of the Contract, the sentence "However, the aforementioned period of suspension shall be less than two (2) years unless otherwise agreed by the Parties," shall be added between the third and fourth sentences of the first paragraph.

14.
Article 4.6 of the Contract is hereby amended by adding the following as a new Article 4.6.2.3:  "Commencing on the Date of Commencement of Commercial Production, the estimated cost of abandonment and estimated reserves for each CBM Field and associated facilities in the Contract Area shall be determined (with annual reviews and adjustments thereafter if necessary) and accrued and recovered as operating costs utilizing the Unit-of Production (UOP) method or such other method as the Parties may mutually agree."

15.
Article 4.6 of the Contract is hereby amended by adding the following as a new Article 4.6.2.4:  "In the event Contractor withdraws from a CBM Field and CUCBM elects to continue operating such field, at the time of abandonment, the abandonment funds accrued by Contractor for such field pursuant to Article 4.6.2.3, less any Chinese income taxes paid by Contractor, shall be available to CUCBM on a cash call basis under the provisions of Annex II – Accounting Procedure hereto, up to an amount equal to the Contractor's participating interest share of the actual costs of abandonment in such field relinquished by Contractor.  CUCBM shall provide Contractor with proper documentation supporting the costs of such abandonment."

16.
In Article 6.2.3 of the Contract, as modified by this Modification Agreement, the provision "(a) drill and complete one (1) Pilot Development consisting of six (6) wells; and (b) spend one million eight hundred thousand (US$1,800,000) U. S. dollars as its expected minimum exploration expenditures for such Exploration Operations" shall be modified to read "(a) drill and complete thirty-six (36) wells, provided that fourteen (14) of such wells shall be drilled during the eighth and ninth Contract Years; and (b) spend the U.S. dollars equivalent to nineteen million six hundred and twenty-eight thousand (19,628,000) RMB per Calendar Year as its expected minimum exploration expenditures for such Exploration Operations; provided, however, that the Parties agree and acknowledge that Contractor may expend an amount in excess of the aforementioned amount in a particular Calendar Year depending on the Contractor's implementation of the exploration program."

17.
In Article 6.4 of the Contract, as modified by this Modification Agreement, the first paragraph "At the expiration of any phase of the exploration period, if the actual exploration work fulfilled by the Contractor is less than the minimum exploration work commitment set forth for the said exploration phase, and if the Contractor opts to enter the next phase and continue exploration under Article 6.3 (a) herein, the Contractor shall give reasons to CUCBM for the under fulfillment.  The unfulfilled balance of the said phase shall be added to the minimum exploration work commitment for the next exploration phase." shall be modified to read "If the actual exploration work fulfilled by the Contractor for a given Calendar Year is less than the minimum exploration work commitment set forth in Article 6.2, the Contractor shall provide CUCBM reasons for its failure to complete the minimum exploration work and the unfulfilled work shall be added to the minimum exploration work commitment for the following Calendar Year."

18.
In Article 6.5 of the Contract, as modified by this Modification Agreement the sentence "Where the Contractor has fulfilled ahead of time the minimum exploration work commitment for any phase of the exploration period, the duration of such exploration phase stipulated in Article 4.2 hereof shall not be shortened thereby, and if the exploration work actually fulfilled by the Contractor exceeds the minimum exploration work commitment for the said exploration phase, the excess part shall be deducted from and/or credited against the minimum exploration work commitment for the next exploration phase. " shall be modified to read " Where the Contractor has fulfilled the minimum exploration work commitment prior to expiration of the applicable exploration period, the duration of such exploration period as stipulated in Article 4.2 hereof shall not be shortened thereby."

19.
In Article 6.6 of the Contract, as modified by this Modification Agreement, the sentence "If any addition or deduction is made under Article 6.4 or Article 6.5 herein in regard to the minimum exploration work commitment for any phase of the exploration period, the increased or reduced exploration work shall become the new minimum exploration work commitment for the Contractor to fulfill in the said phase." shall be deleted.

20.	Article 6.7 of the Contract, is hereby renumbered as Article 6.6 and, as shall be modified by deleting the following paragraph in its entirety:
 "At the expiration of any phase during the exploration period, if the exploration work actually fulfilled by the Contractor is less than the minimum exploration work commitment for such phase or less than the new minimum exploration work commitment in Article 6.6 herein, and if, regardless of whether the expected minimum exploration expenditures are fulfilled or not fulfilled, the Contactor opts to terminate the Contract under Article 6.3 (c) herein, or if the said phase is the last exploration phase, subject to the approval of the Department or Unit the Contractor shall be allowed to transfer its unfulfilled minimum exploration work commitment to another Contract Area as agreed by the Contractor and CUCBM, or the Contractor shall, within thirty (30) days from the date of the decision of its election to terminate the Contract or within thirty (30) days from the date of the expiration of the exploration period, pay CUCBM only any unfulfilled balance of the minimum exploration work commitment ( or of the new such commitment) in U.S. dollars after it has been converted into a cash equivalent using the method provided in Annex II-Accounting Procedure hereto. However, if the minimum exploration work commitment for the exploration period is fulfilled while its expected corresponding minimum exploration expenditures are not fulfilled, the unfulfilled part shall be deemed as a saving and shall not be paid to CUCBM."

and replacing such paragraph with the following:

"At the expiration of any phase during the exploration period, if the Contractor opts to terminate the Contract under Article 6.3(c) herein, or if the said phase is the last exploration phase, the Contractor shall, within thirty (30) days from the date of the decision of its election to terminate the Contract or within thirty (30) days from the date of the expiration of the exploration period, as applicable, pay CUCBM any unfulfilled balance of the minimum exploration work commitment in U.S. dollars after it has been converted into a cash equivalent using the method provided in Annex II-Accounting Procedure hereto."

21.
The following former Article 6.8 of the Contract, shall be deleted in its entirety: "Contractor shall be allowed the flexibility to transfer all or any part of the minimum exploration work commitment under this Contract to another Contract Area and vice versa.  The minimum exploration work commitment transferred from another Contract Area to this Contract and vice versa shall be credited toward the satisfaction of the aggregate exploration work commitments for both this contract Area and to the Contract Area from which the minimum exploration work commitment was transferred.  Nothing herein contained shall be construed or interpreted to allow any reduction in the aggregate minimum exploration work commitment for any phase of the exploration period for this Contract or the Contract Area from which the exploration work commitment was transferred."

22.	In Article 7.2.4(a) and (b) of the Contract, as modified by this Modification Agreement, the following:

"(a) approve procurement of any item within the budget with a unit price exceeding Five Hundred Thousand U.S. dollars (U.S. $500,000) or any single purchase order of total monetary value exceeding Two Million U.S. dollars (U.S. $2,000,000)
(b)  approve a lease of equipment, or an engineering subcontract or a service contract within the budget of a monetary value exceeding Two Hundred Thousand U.S. dollars (U.S. $2,000,000); and"

shall be modified to read:

"(a) approve procurement of any item within the budget with a unit price exceeding One Hundred Thousand U.S. dollars (U.S. $100,000) or any single  purchase order of total monetary value exceeding Four Hundred Thousand U.S. dollars (U.S. $400,000);
(b)  approve a lease of equipment, or an engineering subcontract or a service contract within the budget of a monetary value exceeding Two Hundred Thousand U.S. dollars (U.S. $200,000); and"

23.	In the second sentence of Article 7.3.1 of the Contract, as modified by this Modification Agreement, "thirty (30) days" shall be deleted and replaced with "fifteen (15) days."

24.
In Article 7.6.2 of the Contract, as modified by this Modification Agreement, the second sentence shall be modified to read "The Operator and the procurement professional representatives of CUCBM shall work out jointly an inventory listing the equipment and materials and a list of manufacturers, engineering and construction companies and enterprises which are qualified and can provide acceptable services and undertake subcontracting work."

25.	Article 7.6.4 of the Contract, as modified by this Modification Agreement, the paragraph:
"When any procurement is to be made by means of calling for bids, the manufacturers and enterprises in China applying for bidding which the Parties agree are qualified and are included in a list delivered in advance to the Operator by the procurement professional representatives of CUCBM shall be invited to submit bids.  The Parties will identify proposed bidders that are subsidiaries or affiliates of the Parties.  The procurement professional representatives of CUCBM shall have the right to take part in the work of calling for bids, including examination of the list of bidders to be invited, preparing and issuing bidding documents, opening bids, evaluation and normalization of bids, and shall have the right to consult with the Operator on the determination of award of contracts and to participate in negotiations for various contracts. The professional representatives of CUCBM involved with procurement shall have the proper authority to evaluate and make decisions on behalf of CUCBM"

shall be modified to read:

"When any procurement is to be made by means of calling for bids, the manufacturers and enterprises in the list described in Article 7.6.2 shall be invited to submit bids.  The procurement professional representatives of CUCBM shall have the right to take part in the work of calling for bids, including examination of the list of bidders to be invited, preparing and issuing bidding documents, opening bids, evaluation and normalization of bids, and shall have the right to consult with the Operator on the determination of award of contracts and to participate in negotiations for various contracts."

26.
In Article 7.6.5 of the Contract, as modified by this Modification Agreement, the sentence "With respect to the items of procurement by means other than calling for bids, the Operator and the procurement professional representatives of CUCBM shall, in accordance with the provisions specified in Article 7.6.2 herein, define those items which are to be procured in the People's Republic of China and those items which are to be procured abroad."

shall be deleted in its entirety and replaced with the following:

"With respect to the items of procurement by means other than calling for bids, the Operator and the procurement professional representatives of CUCBM shall jointly participate in accordance with the provisions specified in Article 7.6.2 herein, to procure the items whether in China or abroad."

27.	In Article 8.2 of the Contract, the sentence "The Operator shall notify CUCBM prior to appointing any foreign staff." shall be added at the end of the second paragraph.

28.
In Article 8.4 of the Contract, as modified by this Modification Agreement, the phrase "For the purposes of this Article 8.4 ‘gross negligence' means the willful and wanton disregard for harmful, avoidable, and foreseeable consequences." shall be deleted.

29.
In Article 9.5 of the Contract, as modified by this Modification Agreement, the provision "All expenses incurred in the assistance provided by CUCBM in accordance with this Article 9 shall be paid by the Contractor.  Such yearly Assistance Fees shall not exceed the amounts set forth in Article 5.2.14.3(b) and (c) of the Accounting Procedure.  All expenses incurred in the assistance provided by CUCBM shall be paid by the Contractor in accordance with Annex II-Accounting Procedure hereto."

shall be deleted in its entirety and replaced with the following:

"All expenses incurred in the assistance provided by CUCBM in accordance with this Article 9 shall be paid by the Contractor in accordance with Annex II-Accounting Procedure hereto."

30.
In the last sentence of Article 11.8 of the Contract, as modified by this Modification Agreement, the words "Department or Unit." shall be deleted and replaced with "Department designated by the State Council."

31.
In Article 12.1 of the Contract, as modified by this Modification Agreement, the following sentence shall be added at the end of the Article: "The Contractor's investment shall be in US dollars or other exchangeable currencies; however, the Contractor's investment may also be in RMB to the extent allowed by Chinese law."

32.	In Article 12.1.4 of the Contract, as modified by this Modification Agreement, the following paragraph:
 "The Parties, at each other's request, shall cooperate and assist each other to facilitate the financing of CBM Operations on the best terms and conditions available. For the purpose of implementation of the Contract, CUCBM agrees that the Contractor may, when financing, use the entitlement of its share of production under the Contract as security for loans, provided that the Contractor shall advise CUCBM in advance and the loan application therefore shall be examined by CUCBM, and provided further that the rights and interests of CUCBM under the Contract shall not be impaired thereby. If CUCBM does not object to the loan application within thirty (30) days of the receipt thereof, then the rights and interests of CUCBM under the Contract shall be deemed not impaired thereby."

shall be deleted in its entirety and replaced with the following:

"The Parties, at each other's request, shall cooperate and assist each other to facilitate the financing of CBM Operations on the best terms and conditions available.  For the purpose of implementation of the Contract, CUCBM agrees that the Contractor may, when financing, use the entitlement of its share of production under the Contract as security for loans, provided that the Contractor shall advise CUCBM in advance and CUCBM shall have the right to examine the loan application; and provided further that the rights and interests of CUCBM under the Contract shall not be impaired thereby."

33.	In Article 13.2.1 of the Contract, as modified by this Modification Agreement, the following provision:
 "The percentages of the Annual Gross Production of CBM and Liquid Hydrocarbons specified in paragraphs (a) and (b) hereunder shall be used for payments of the Value Added Tax and of Royalty respectively and shall be paid in kind to the relevant authorities of the Chinese Government through CUCBM.  (a) Five percent (5%) of the Annual Gross Production of CBM and Liquid Hydrocarbons shall be paid in kind to the competent authorities for payment of the Value Added Tax in accordance with relevant rules and regulations of the People's Republic of China through CUCBM; and (b) Payment of Royalty shall be made pursuant to the relevant rules and regulations of the People's Republic of China through CUCBM."

shall be deleted in its entirety and replaced with the following:

"Payments of the value added tax and of Royalty shall be made pursuant to the relevant rules and regulations of the People's Republic of China and shall be paid in kind to the relevant authorities of the Chinese Government through CUCBM.".

34.	In Article 14.4.3 of the Contract, as modified by this Modification Agreement, the phrase "…and payment made in U.S. dollars." shall be deleted.

35.	In Article 14.6.1 of the Contract, as modified by this Modification Agreement, the following provision:
"(1)         to join with CUCBM to market a part or all of their respective shares of CBM and Liquid Hydrocarbons and to sell such CBM and Liquid Hydrocarbons jointly to prospective purchasers able to pay in U.S. Dollars;
(2)         to sell directly its share of the CBM and Liquid Hydrocarbons to the Chinese users subject to the approval of the relevant government departments if required;
(3)         to sell its share of  the CBM and Liquid Hydrocarbons to CUCBM and/or its Affiliates, CUCBM and/or its Affiliates shall pay to the Contractor in U.S. Dollars in accordance with Article 14.6.5; or
(4)         to sell its share of the CBM and Liquid Hydrocarbons to any other lawful destinations or buyers."

shall be deleted in its entirety and replaced with the following:

"(1)         to join with and in the name of CUCBM to market a part or all of their respective shares of CBM and Liquid Hydrocarbons, to sell such CBM and Liquid Hydrocarbons jointly to prospective purchasers, and to achieve the maximum market price and best commercial terms for both CUCBM and the Contractor; or
(2)         any other lawful destinations and buyers agreed by the Parties."

36.
In Article 16.2 of the Contract, as modified by this Modification Agreement, the phrase "a reasonable number of the Chinese Personnel" shall be deleted and replaced with "a reasonable number of the Personnel designated by CUCBM" in both occurrences.

37.
In Article 16.6 of the Contract, as modified by this Modification Agreement, the phrase "training of Chinese Personnel" shall be deleted and replaced with the following "training of Personnel designated by CUCBM".

38.
In Article 18.2.2 of the Contract, as modified by this Modification Agreement, the paragraph "Prior to any special audit referred to in Article 18.2.1 hereof, the non-Operator agrees to furnish the Operator with a letter outlining the special audit item(s) and reasons for its concern.  The Parties agree to first discuss the areas of concern and attempt to resolve any outstanding issues.  If no resolution is reached, the Operator shall be given thirty (30) days notice prior to the date of commencement of such audit.  There shall be no impediment to normal CBM Operations during the period of any audit.  Any special audit of the Operator's Joint Account accounting books and records for a Calendar Year due to various special circumstances shall require, in addition to the thirty (30) days notice prior to the date of commencement of such audit, the consent of the Operator, which consent shall not be unreasonably withheld. "

shall be deleted in its entirety and replaced with the following:

"If any non-Operator elects to audit the Operator's books and records pursuant to Article 18.2.1 herein, then Operator shall be given thirty (30) day notice prior to the date of commencement of such auditing. There shall be no impediment to normal CBM Operations during the period of any audit."

39.
In Article 18.2.4 of the Contract, as modified by this Modification Agreement, the Phrase "(no later than ninety (90) days thereafter)" shall be deleted and replaced with "(no later than sixty (60) days thereafter)".

40.	In Article 18.2.4 of the Contract, the second paragraph shall be deleted in its entirety.

41.
In Article 18.3.1.2 of the Contract, as modified by this Modification Agreement, the phrase "as the overhead of the superior management organization" shall be deleted and replaced with the following: "as the Operator's overhead of the superior management organization".

42.
In Article 18.3.2 of the Contract, as modified by this Modification Agreement, the parenthetical phrase "(including a plan of personnel costs, such as overseas allowance and area allowance, etc)" shall be modified to read "(including a plan of personnel costs, such as basic salary of wage, overseas allowance and area allowance, etc.)".

43.
In Article 18.3.3 of the Contract, as modified by this Modification Agreement, the phrase "the professional representatives appointed" shall be modified to read "the professional representatives assigned by CUCBM to all administrative and technical departments of the Operator".

44.
In Article 21.2 of the Contract, as modified by this Modification Agreement, the sentence "CUCBM shall have the right to disclose confidential information to relevant Third Parties upon the termination of this Contract." shall be deleted and replaced with the following:  "However, CUCBM may furnish the following original data and information or interpretation thereof with respect to the Contract Area to the relevant Third Parties: (a) original data and information held by CUCBM for over two (2) years; and, (b) interpretations of original data and information, which have been held by CUCBM for over five (5) years.  CUCBM shall require relevant Third Parties to undertake to keep confidential the aforesaid data, information, and interpretations thereof furnished to them by CUCBM."

45.
In Article 22.1 of the Contract, as modified by this Modification Agreement, the sentence "Any company comprising the Contractor may, after notice in writing to CUCBM assign part or all of its rights and/or obligations under the Contract to any of its Affiliates.  Such assignment, within sixty (60) days after receiving the notice, shall be approved by CUCBM, provided that the company comprising the Contractor who assigns, shall perform the assignment in accordance with the following provisions "

shall be deleted in its entirety and replaced with the following:

"Any company comprising the Contractor may assign all or part of its rights and/or obligations under the Contract to any of its Affiliates with the prior consent of CUCBM and approval by the Ministry of Commerce of the People's Republic of China; provided, that the company comprising the Contractor who assigns, shall perform the assignment in accordance with the following provisions:".

46.	The following shall be added as a new Article 22.2 of the Contract:

"Any company comprising the Contractor may assign part or all of its rights and/or obligations under the Contract to any other company comprising the Contractor with the prior consent of CUCBM and approval by the Ministry of Commerce of the People's Republic of China; provided, however, that if any such assignment shall occur during the course of Development Operations or Production Operations of any CBM Field and if the conditions offered by CUCBM are the same, CUCBM shall have the right of first refusal in respect of such assignment to be exercised by CUCBM in writing within sixty (60) days after receipt of notice of such assignment, unless otherwise agreed by the Parties."

47.	Former Article 22.2 of the Contract shall be renumbered as Article 22.3, and shall be modified as follows:

In the first sentence, the phrase "Ministry of Foreign Trade and Economic Co-operation of the People's Republic of China" shall be deleted and replaced with "the Ministry of Commerce of the People's Republic of China"; and in the second sentence, "thirty (30) days" shall be deleted and replaced with "sixty (60) days".

48.	Former Article 22.3 of the Contract shall remain unmodified and will be renumbered as Article 22.4.

49.
Former Article 22.4 of the Contract shall be renumbered as Article 22.5 and shall be modified by deleting the phrase "the Ministry of Foreign Trade and Economic Co-operation of the People's Republic of China" and replacing it with "the Ministry of Commerce of the People's Republic of China".

50.	Article 23 of the Contract shall be deleted in its entirety and replaced with the following:
"Article 23.  Safety, Health and Environmental Protection

23.1         In the performance of the CBM Operations, the Operator shall be subject to the laws, decrees, regulations and standards on environmental protection and safety promulgated by the Chinese Government and carry out the operations according to international practice.  The Operator shall use its best efforts to protect farmland, aquatic resources, forest reserves and other natural resources, and prevent pollution and damage to the atmosphere, rivers, lakes, groundwater, harbors, other land environments and ecological environment and secure the safety and health of the operating personnel.  The Operator shall use all reasonable endeavors to promptly eliminate any pollution occurring as a direct result of and in the performance of the CBM Operations and minimize the consequences of any such pollution.  The cost associated with eliminating any such pollution shall be charged to the Joint Account, unless otherwise provided in Article 8.4 hereof.

23.2         When competent authorities under the Chinese Government assign a person to inspect health, safety and environmental protection measures within the scope of the CBM Operations according to the laws, decrees, rules and regulations of the People's Republic of China, the Operator shall provide all necessary facilities and assistance to enable the inspectors to carry out any such inspection smoothly.

23.3         In the performance of the CBM Operations in any fixed fishing net casting area and /or aquatic breeding area, the Operator shall notify the relevant authorities of the Chinese Government, provided that upon the Operator's request, CUCBM shall promptly assist the Operator in providing such notice.

23.4         Before the commencement of Exploration Operations, the Operator shall provide CUCBM with a report on the possible impact of the Exploration Operations on health, safety and the environment and any measures to be adopted to mitigate said impact.  Before the end of Exploration Operations, the Operator shall submit an assessment report to CUCBM on the impact to health, safety and the environment as a result of Exploration Operations.  The two reports shall be submitted to the relevant Chinese authorities for their review and approval according to applicable Chinese law.

    The Operator shall establish and implement plans and procedures on health, safety and environmental protection during CBM Operations, and shall require its Subcontractors to comply with such plans and procedures.  The Operator shall prepare emergency response plans and promptly report to JMC any significant health, safety or environmental incident.

    In the event an Overall Development Program is submitted pursuant to Article 11.6 hereof, the above plans and procedures on health, safety and environmental protection shall form an integral part of any such Overall Development Program.

23.5   In order to ensure compliance with Article 23 hereof, the Operator shall conduct a regular annual assessment of its health, safety and environmental protection performance and shall submit the assessment report to JMC.  Such assessment shall be itemized as a single item and incorporated into the annual Work Program and budget.  Each Party to the Contract shall have the right to participate in such regular assessment on health, safety and environmental performance, provided that any Party wishing to participate in such assessment shall give written notice to the Operator thirty (30) days prior to such assessment.  Any expenses related to such assessment shall be charged to the Joint Account.

23.6   The Operator shall, subject to Article 4.6.2, after the completion of various CBM Operations, to the extent reasonable and practicable, level or restore or reclaim the land of the operating sites to the condition existing at the Commencement of Implementation of the Contract in accordance with the relevant rules and regulations."

51.
In Article 26.1 of the Contract, as modified by this Modification Agreement, the phrase "the Ministry of Foreign Trade and Economic Co-operation of the People's Republic of China" shall be deleted and replaced with "……the Ministry of Commerce of the People's Republic of China".

52.
In Article 26.3 of the Contract, as modified by this Modification Agreement, the   phrase "…the Ministry of Foreign Trade and Economic Co-operation of the People's Republic of China…" shall be deleted and replaced with "the Ministry of Commerce of the People's Republic of China…".

53.
In Article 26.4.2 of the Contract, as modified by this Modification Agreement, the phrase "or failure to sign a long-term transportation and sales contract within five (5) years after the exploration period ends." shall be deleted.

54.
Article 26.4 of the Contract is hereby amended by adding the following as a new Article 26.4.6 of the Contract: "Termination of the existence of the Contractor in any court having jurisdiction over such matters."

55.
In Article 26.7.3 of the Contract, as modified by this Modification Agreement, the phrase "as well as training of the Chinese personnel" shall be modified to read "as well as the cost of training the personnel designated by CUCBM".

56.	Article 29.2 of the Contract shall be amended by inserting the following:
Far East Energy (Bermuda), Ltd.
Rm. 806 – 811, Floor 8, Tower A, Tian Yuan Gang Center
C2 North Road, East 3rd Ring Road, Chaoyang District
Beijing, 100027, P.R. of China

Tel.: 86-10-8441 7070
Fax: 86-10-8441 7685
For the attention of:  Country Manager

With a copy to:
Far East Energy (Bermuda), Ltd.
363 N Sam Houston Pkwy E
Suite 380
Houston, Texas, 77060 USA
Tel: 832-598-0470
Fax: 832-448-0177
For the attention of:  Chairman

57.
Article 29.4 of the Contract shall be deleted in its entirety and replaced with the following "Companies comprising the Contractor have the following percentages of participating interests as of the effective date of the Contract:

Far East Energy (Bermuda) Ltd.                                                              One hundred percent (100%)

Subject to Article 29.6 herein, the rights and obligations of each company comprising the Contractor hereunder may, as between themselves, be varied by the operating agreement between such companies and the Contractor shall advise CUCBM in writing of any expected material variation and, thereafter, of the actual material variation.  If any such variation results in the transfer of operatorship or a change in participating interests, then such variation must be approved by CUCBM in writing."

58.
The following is added as a new Article 29.6 of the Contract: "Companies comprising the Contractor signing the Contract with CUCBM agree to undertake the obligations of the Contractor under the Contract jointly and severally."

59.	The former Article 29.6, Article 29.7 and Article 29.8 shall be renumbered as Article 29.7, Article 29.8 and Article 29.9, respectively.

60.
In Article 1.8.2 of the Annex II of the Contract, the phrase "Accounting Regulations of the People's Republic of China for Enterprises with Foreign Investment" shall be modified to read "Accounting Regulations for Enterprises."

61.	In Article 1.8.3 of Annex II of the Contract, as modified by this Modification Agreement, the phrase "…three (3) years…" shall be amended to read "…five (5) years…".

62.
In Article 2.2 of Annex II of the Contract, the following sentence shall be deleted:  "If there is a conflict between the Accounting System and this Accounting Procedure, then this Accounting Procedure shall prevail."

63.
In Article 2.2 of Annex II of the Contract, the phrase "Accounting Regulations of the People's Republic of China for Enterprises with Foreign Investment" shall be modified to read "Accounting Regulations for Enterprises."

64.	Article 4.3(2)(a) and (b) of Annex II of the Contract shall be deleted in their entirety and replaced with the following:

"(a) Material which is in sound and serviceable condition and is suitable for reuse without reconditioning shall be priced by the Parties through discussion, but the maximum price shall be no more than seventy-five percent (75%) of the current market value of new Material.

(b) Material which, after being reconditioned, will be serviceable for its original function shall be priced by the Parties through discussion, but the maximum price shall be no more than fifty percent (50%) of the current value of new Material."

65.
In Article 4.6 of Annex II of the Contract, as modified by this Modification Agreement, the provision "The Operator shall not dispose of or sell Material with book value exceeding Twenty Thousand U.S. dollars (U.S. $20,000)" shall be modified to read "The Operator shall not dispose of or sell Material with book value exceeding Ten Thousand U.S. dollars (U.S. $10,000)".

66.
In Article 5.1.4 of Annex II of the Contract, as modified by this Modification Agreement, the phrases "not included in the approved annual budget" and "provided that their charges are based upon actual costs and according to international petroleum practices" shall be deleted.

67.
The following shall be added as a new Article 5.2.14 of Annex II of the Contract: "Abandonment Costs: Commencing on the Date of Commencement of Commercial Production, the cost to plug and abandon wells, dismantle wellheads, production and transport facilities and to restore Development Areas and Production Areas in accordance with license requirements and applicable legislation.  This may include, but is not limited to, the process of dismantling and removing structures, rehabilitating well sites, dismantling operating facilities, closure of plant and restoration, reclamation and revegetation of affected areas."

68.
Former Article 5.2.14 (including its sub-articles 5.2.14.1 through 5.2.14.3) through Article 5.2.17 of Annex II of the Contract, shall remain unmodified and will be renumbered as Article 5.2.15 through 5.2.18, respectively.   .

69.	Former Article 5.2.18 of Annex II of the Contract shall be renumbered as Article 5.2.19 and shall be modified as follows:

In the second sentence of the first paragraph, the phrase "through Article 5.2.17 and Article 5.2.18 of this Accounting Procedure, but not including CUCBM's assistance charges under Article 5.2.14.3 of this Accounting Procedure" shall be modified to read "through Article 5.2.18 and Article 5.2.20 of this Accounting Procedure, but not including CUCBM's assistance charges under Article 5.2.15.3 of this Accounting Procedure."

In the paragraph immediately following the chart, the following sentences shall be added to the end:  "However, direct costs for development shall not include investments on special items of construction, which items shall include, but not be limited to, gas processing facilities, terminal loading and other facilities.  Overhead rates for such items shall be agreed upon through discussions between the Parties at the time when the development budget is being prepared."

In the second sentence of the fourth paragraph, the sentence "The amount of allocation charged to the CBM Operations within the Contract Area shall be included in the cost item of Article 5.2.18 of this Accounting Procedure." shall be amended to read "The amount of allocation charged to the CBM Operations within the Contract Area shall be included in the cost item of Article 5.2.19 of this Accounting Procedure."

70.	Former Article 5.2.19 of Annex II of the Contract shall remain unmodified and shall be renumbered as new Article 5.2.20.

71.	Former Article 5.2.20 shall be renumbered as new Article 5.2.21, and shall be modified as follows:
The provision "The Contractor shall transfer the specified fee to the bank account of CUCBM within thirty (30) days from the date on receipt of the written notice for the payments of the exploration right fee or mining right fee from CUCBM.  The fees for exploration and mining rights referred to above shall be cost recoverable."

shall be modified to read:

"The Contractor shall transfer the specified fee to the bank account of CUCBM within sixty (60) days from the date on receipt of the written notice for the payments of the exploration right fee or mining right fee from CUCBM."

72.	In the Table of Contents and text of Article 2 of Annex III of the Contract, the phrase "Employment of CUCBM Personnel" shall be modified to read "Employment of Chinese Personnel".

73.
In Article 2.1.2 of Annex III of the Contract, as modified by this Modification Agreement the phrase "CUCBM shall, within thirty (30) days from the date on which it receives the personnel employment plan" shall be modified to read "CUCBM shall, within sixty (60) days from the date on which it receives the personnel employment plan".

74.
In Article 2.3 of Annex III of the Contract, as modified by this Modification Agreement the phrase "misappropriation of funds, not adhering to the Contractor's policies and procedures in regard to their employment," shall be deleted.

75.
In Article 3.1.2 of Annex III of the Contract, as modified by this Modification Agreement, the phrase "…shall be revised annually by the same percentage as the average annual percentage increase in base salaries granted to Expatriate Employees" shall be modified to read "…shall be increased by 6% from January 1st every year."

76.
Article 5.1 of Annex III of the Contract is hereby deleted in its entirety and replaced with the following: "Salaries and wages of personnel stipulated in Article 3 hereof and the expenses stipulated in Articles 4.1.1, 4.1.2 and 4.1.3 hereof shall all be paid by the Operator to CUCBM within sixty (60) days after the Operator receives official tax invoices from CUCBM in support of said salaries, wages and expenses.  If the Operator has provided CUCBM Personnel with working meals and transportation, no expenses specified in Article 4.1.1 hereof shall be paid to CUCBM."

77.	The Table of Salary and Wage Standards of CUCBM Personnel in Annex III shall be deleted in its entirety and replaced with the following:
Table of Salary and Wage Standards of CUCBM Personnel
			Monthly Salary and Wage Standard
			(USD)
Category	Ordinal No.	Personnel	Level One	Level Two	Level Three
JMC	1	Representative of JMC appointed by CUCBM	2,500	3,500	4,500
	2	Professional Representative (Including Secretary)	2,000	2,600	3,500
Employee	1	Senior Technical Personnel	2,000	2,600	3,500
	2	Middle Level Technical Personnel	1,500	2,000	2,300
	3	Ordinary Technical Personnel	1,000	1,200	1,400
	4	Ordinary Administrative Personnel	800	1,000	1,200
	5	Technical Worker and Automobile Driver	700	800	1,000

    (Note: the above standards shall be increased by 6% from January 1st every year.)

78.
 In Article 2.3 of Annex IV of the Contract, as modified by this Modification Agreement the sentence"…the permission in writing of CUCBM and the Contractor" shall be modified to read "…the permission in writing of CUCBM."

79.
In Article 3.1 of Annex IV of the Contract, as modified by this Modification Agreement, the following two provisions shall be added as the first and the third paragraphs of the Article, respectively:   "The management and use of data shall be governed by the principles of the Regulations on the Management of Geological Data of the People' Republic of China" and "If the Contractor terminates the Contract, the catalog and the materials of the data, information and samples stipulated in Articles 2.1 and 2.2 hereof shall be all handed over to CUCBM within fifteen (15) days prior to the termination of the Contract".

80.	In Article 3.3 of Annex IV of the Contract, as modified by this Modification Agreement, the phrase "…which consent shall not be unreasonably withheld" shall be deleted.

81.	In the Preamble of Article 4 of Annex IV of the Contract，as modified by this Modification Agreement the phrase "…in two identical copies…" shall be added after "…data and information"

82.
In Article 4.3.3 of Annex IV of the Contract the sentence "Original records, data, drawings, samples and other relevant information of well drilling, mud, well logging, cementing, well completion, production testing and workover operations" shall be amended to read "Original records, data, drawings, samples and other relevant information of geophysical work, well drilling, mud, mud logging, wireline logging, well testing, cementing, fracturing, well completion, dewatering and production and workover operations;"

This Modification Agreement shall not effect any terms or provisions of the Contract other than those amended hereby and is only intended to amend, alter or modify the Contract as expressly stated herein.  Except as amended hereby, the Contract remains in effect, enforceable against each of the Parties, and is hereby ratified and acknowledged by each of the Parties.  The Contract (including the Annexes), as amended by this Modification Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

In the event of any conflicts among the terms and conditions of this Modification Agreement and the Contract, the terms of this Modification Agreement shall govern and control.

This Modification Agreement shall be written in both Chinese and English in accordance with the provisions of Article 28.1 of the Contract, and both versions shall have equal force and effect.

This Modification Agreement shall be an integral part of the Contract and shall be effective from the date of the approval by the Ministry of Commerce of the People's Republic of China.

(Signature page to follow)

IN WITNESS WHEREOF, this Modification Agreement is signed on the date first mentioned above by the authorized representatives of each Party hereto.

CHINA UNITED COALBED METHANE CORPORATION, LTD.

By:	/s/ Benguang Guo
Name:	Benguang Guo
Title: Date:	Vice President July 27, 2009

FAR EAST ENERGY (BERMUDA), LTD.

By:	/s/ Phil A. Christian
Name:	Phil A. Christian
Title: Date:	President July 27, 2009